Exhibit 99.1

The Chemours Company Reports Third Quarter 2016 Results;
Significant Earnings and Margins Increases Driven by Progress on Transformation Plan and Improved Market Conditions

Third Quarter 2016 Highlights

•	Net Sales of $1.4 billion

•
Net Income of $204 million, or $1.11 per diluted share, including gain on asset sales of $169 million, impairment charges of $46 million, interest expense of $51 million and restructuring costs of $14 million

•	Adjusted EBITDA of $268 million

•	Adjusted Net Income of $112 million, or $0.61 per diluted share

Other Highlights

•	Continued progress on all transformation plan objectives, including cost reductions, growth initiatives and portfolio rationalization

•	Improved cash from operating activities by ~$440 million year-to-date

•	Retired $315 million of long term debt through October 31, 2016

•	Generated ~$685 million in gross proceeds from Chemical Solutions divestitures

•	Increased full-year Adjusted EBITDA outlook to be between $740 and $775 million based on a net income range of approximately $265 to $290 million

Wilmington, Del., November 6, 2016 - The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in titanium technologies, fluoroproducts and chemical solutions, today announced financial results for the third quarter 2016.

Chemours President and CEO Mark Vergnano said, “We continue to make excellent progress on all aspects of our transformation plan, realizing an incremental $60 million of cost savings during the quarter. We are benefiting from the OpteonTM refrigerant ramp up and the expansion of our low-cost TiO2 capacity at Altamira, while at the same time, delivering our planned cost reductions.” He continued, “We successfully completed the Chemical Solutions portfolio review during the quarter, generating substantial proceeds. And, in the quarter, our Titanium Technologies business benefited from more favorable market conditions, while the fluoropolymers market remained challenged. Transformation initiatives are pervasive throughout the company and our results speak for themselves.”

Third quarter net sales were $1.4 billion, a decrease of 6 percent from $1.5 billion in the prior-year quarter, primarily due to the impact of divestitures. Third quarter net income was $204 million, or $1.11 per diluted share, versus net loss of $29 million, or ($0.16) per diluted share in the prior-year quarter. Adjusted EBITDA for the third quarter was $268 million versus $169 million in the prior-year quarter. Benefits from cost reductions, improved average prices in Titanium Technologies and improved profitability in Fluoroproducts was partially offset by the loss of Adjusted EBITDA from the asset sales within Chemical Solutions.

Sequentially, sales increased 1 percent to $1.4 billion in the third quarter. Third quarter net income was $222 million higher, or $1.21 per diluted share, versus the second quarter net loss of $18 million or ($0.10) per diluted share. The sales improvement was largely driven by higher seasonal volumes in Titanium Technologies and Fluoroproducts supplemented by higher TiO2 pricing. Third quarter Adjusted EBITDA increased $81 million from $187 million in the second quarter of 2016. Improved pricing in Titanium Technologies and OpteonTM refrigerant growth in Fluoroproducts were the primary drivers of the improved sequential performance, which were partially offset by unfavorable Corporate and Other expenses.

Titanium Technologies
In the third quarter, Titanium Technologies segment sales were $625 million, a 1 percent increase versus the prior-year quarter. Improved year-over-year global average TiO2 pricing increased sales 2 percent which was partially offset by minimal currency headwinds. Year-over-year, TiO2 volume was higher in all regions outside of China. Segment Adjusted EBITDA was $144 million, an 80 percent increase over the prior-year quarter. The increase in Adjusted EBITDA was primarily due to the benefits of price increases, transformation plan cost savings, and operational efficiencies.

Sequentially, versus the second quarter of 2016, sales increased 5 percent and Adjusted EBITDA increased $33 million, or 30 percent. The increase in sales was due to slightly stronger volumes and a higher global average price increase of approximately 3 percent. A volume increase of 2 percent was the result of stronger demand primarily in Asia and Latin America. Higher Adjusted EBITDA was driven by the benefits of global average price increases, stronger volumes and better utilization resulting in lower costs.

Fluoroproducts
Fluoroproducts segment sales in the third quarter were $591 million, an increase of 3 percent versus the prior-year quarter. A substantial increase in demand for Opteon™ refrigerants was mostly offset by government-imposed volume reductions of base refrigerants as well as competitive pricing pressure within fluoropolymers. Segment Adjusted EBITDA was $143 million, a 57 percent improvement versus the prior-year quarter. Increased contributions from Opteon™ refrigerants and transformation cost reductions were partially offset by unfavorable pricing and mix within our fluoropolymers product lines.

Sequentially, versus the second quarter of 2016, sales and Adjusted EBITDA increased 3 percent and 36 percent, respectively. The Opteon™ refrigerants ramp up and strong demand for certain fluoropolymers products more than offset regulatory-driven lower demand in base refrigerant sales. In addition to Opteon™ refrigerant growth, the increase in Adjusted EBITDA was primarily attributed to cost reductions.

Chemical Solutions
In the third quarter, Chemical Solutions segment sales were $182 million, a 38 percent decline versus the prior-year quarter. Lower sales were driven by the divestitures of the Clean and Disinfect business, Sulfur Products and Beaumont Aniline facility, as well as reduced average prices based on contractual pass-through terms. Segment Adjusted EBITDA was $9 million, $1 million above the prior-year quarter, reflecting lower operating costs partially offset by the impacts of the divestitures.

Sequentially, sales decreased 15 percent versus the second quarter of 2016, while Adjusted EBITDA was $2 million lower driven primarily by portfolio changes completed in the current quarter.

In the third quarter, we completed the sales of Sulfur Products and the Clean and Disinfect business to Veolia and LANXESS, respectively, for combined proceeds of approximately $544 million. Also, consistent with the company’s plan to streamline the portfolio and deliver cost savings in 2017, the company ceased production at the Niagara Reactive Metals facility at the end of September.

Corporate and Other
Corporate and Other represented a negative $28 million of Adjusted EBITDA, an increase of $18 million versus the prior-year quarter. Higher expenses were primarily related to performance-related compensation adjustments and other miscellaneous expenses in the quarter. Versus the second quarter of 2016, Corporate and Other expenses declined $12 million largely due to timing of expenses.

The company realized a cash tax rate of approximately 16 percent in the quarter. For the full year 2016, the company expects its cash tax rate to be in the low-twenties on a percentage basis, taking into consideration the company’s anticipated geographic mix of earnings and implications of all divestitures during the year.

Liquidity
As of September 30, 2016, gross consolidated debt was $3.8 billion. Debt, net of cash, was $2.8 billion. In the quarter, the company retired approximately $115 million of its bonds. Cash balances were $957 million at September 30, 2016. In October 2016, the company retired an additional $107 million of its bonds, resulting in over $315 million of total long term debt retired year-to-date. As a result, the company expects to save approximately $19 million annually from lower interest obligations.

Improved inventory management along with the start of seasonal working capital unwind drove strong progress in working capital results and led to free cash flow of $132 million, up $124 million versus the previous-year quarter. Year-to-date working capital1 performance and free cash flow improved by $448 million and $601 million, respectively, versus the prior-year.

Outlook
"We remain disciplined and focused on executing our Five-Point Transformation Plan,” Vergnano commented. “We expect the transformation plan improvements, along with a stronger price environment for TiO2 and increased OpteonTM refrigerants adoption to continue to enhance earnings, despite loss of earnings from divestitures, base refrigerant sales timing and unfavorable Fluoropolymers mix. We now expect full-year 2016 Adjusted EBITDA to be between $740 million and $775 million. We are pleased with the progress we have made year-to-date, and believe we are in a stronger position as we move forward.”

1$93 million of remaining benefit from DuPont prepayment included

Conference Call
As previously announced, Chemours will hold a conference call and webcast on Monday, November 7, 2016 at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours’ investor website.

About The Chemours Company
The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry. Chemours is a global leader in titanium technologies, fluoroproducts and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and oil refining operations and general industrial manufacturing. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™ and Nafion™. Chemours has approximately 8,000 employees across 25 manufacturing sites serving more than 5,000 customers in North America, Latin America, Asia-Pacific and Europe. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC. For more information please visit chemours.com.

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to Adjusted Net Income (Loss), Adjusted Diluted Income (Loss) per share and Adjusted EBITDA and Free Cash Flow, which are non-GAAP financial measures. Free Cash Flow is defined as Cash from Operations minus cash used for PP&E purchases. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted Diluted Income (Loss) per share, Adjusted EBITDA and Free Cash Flow to evaluate the company’s performance excluding the impact of certain non-cash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company’s financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” and materials posted to the website at investors.chemours.com.

Forward-Looking Statements
This press release contains forward-looking statements, which often may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning. These forward-looking statements address, among other things, our anticipated future operating and financial performance, business plans and prospects, transformation plans, resolution of environmental liabilities, litigation and other contingencies, plans to increase profitability, our ability to pay or the amount of any dividend, and target leverage that are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. The matters discussed in these forward-looking statements also are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements, as further described in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the fiscal year ended December 31, 2015. Chemours undertakes no duty to update any forward-looking statements.

# # #

CONTACT:

MEDIA:
Alvenia Scarborough
Director, Brand Marketing and Corporate Communications
+1.302.773.4507
alvenia.g.scarborough@chemours.com

INVESTORS:
Alisha Bellezza
Treasurer and Director of Investor Relations
+1.302.773.2263
investor@chemours.com

The Chemours Company
Consolidated Statements of Operations (Unaudited)
(Dollars in millions, except per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$1,398	$1,486	$4,078	$4,357
Cost of goods sold	1,056	1,222	3,267	3,615
Gross profit	342	264	811	742
Selling, general and administrative expense	148	157	454	481
Research and development expense	19	18	60	68
Restructuring and asset related charges, net	60	184	145	245
Goodwill impairment	—	25	—	25
Total expenses	227	384	659	819
Equity in earnings of affiliates	9	7	17	18
Interest expense, net	(51)	(51)	(157)	(79)
Other income, net	161	57	250	71
Income (loss) before income taxes	234	(107)	262	(67)
Provision (benefit from) for income taxes	30	(78)	25	(63)
Net income (loss)	204	(29)	237	(4)
Less: Net income attributable to noncontrolling interests	—	—	—	—
Net income (loss) attributable to Chemours	$204	$(29)	$237	$(4)

Per share data
Basic earnings (loss) per share of common stock	$1.12	$(0.16)	$1.31	$(0.02)
Diluted earnings per share of common stock	$1.11	$(0.16)	$1.30	$(0.02)
Dividends per share of common stock	$0.03	$0.03	$0.09	$0.58

The Chemours Company
Consolidated Balance Sheets
(Dollars in millions, except per share amounts)

	September 30, 2016	December 31, 2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$957	$366
Accounts and notes receivable - trade, net	881	859
Inventories	846	972
Prepaid expenses and other	73	104
Total current assets	2,757	2,301
Property, plant and equipment	8,218	9,015
Less: Accumulated depreciation	(5,393)	(5,838)
Net property, plant and equipment	2,825	3,177
Goodwill	153	166
Other intangible assets, net	18	10
Investments in affiliates	169	136
Other assets	367	508
Total assets	$6,289	$6,298
Liabilities and equity
Current liabilities:
Accounts payable	$835	$973
Short-term borrowings and current maturities of long-term debt	32	39
Other accrued liabilities	569	454
Total current liabilities	1,436	1,466
Long-term debt, net	3,713	3,915
Deferred income taxes	201	234
Other liabilities	558	553
Total liabilities	5,908	6,168
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 181,720,722 shares issued and outstanding as of September 30, 2016)	2	2
Additional paid in capital	781	775
Retained earnings (accumulated deficit)	117	(115)
Accumulated other comprehensive loss	(523)	(536)
Total Chemours stockholders' equity	377	126
Noncontrolling interests	4	4
Total equity	381	130
Total liabilities and equity	$6,289	$6,298

The Chemours Company
Consolidated Statements of Cash Flows (Unaudited)
(Dollars in millions)

	Nine months ended
	September 30,
	2016	2015
Operating activities
Net income (loss)	$237	$(4)
Adjustments to reconcile net income (loss) to cash used for operating activities:
Depreciation and amortization	212	201
Amortization of debt issuance costs and discount	15	5
Gain on sale of assets and business	(258)	—
Equity in earnings of affiliates	(17)	(18)
Deferred tax benefits	(29)	(86)
Asset related charges	109	191
Other operating charges and credits, net	33	17
(Increase) decrease in operating assets:
Accounts and notes receivable - trade, net	(63)	(250)
Inventories and other operating assets	113	(29)
Decrease in operating liabilities:
Accounts payable and other operating liabilities	(28)	(147)
Cash provided by (used for) operating activities	324	(120)
Investing activities
Purchases of property, plant and equipment	(235)	(392)
Purchase of Intangible Assets	—
Proceeds from sales of assets and business, net of cash transferred	707	8
Foreign exchange contract settlements	(1)	61
Investment in affiliates	(2)	(32)
Cash provided by (used for) investing activities	469	(355)
Financing activities
Proceeds from issuance of debt, net	—	3,490
Debt repayments	(212)	(6)
Deferred financing fees	(2)	(79)
Dividends paid	(16)	(100)
Cash provided at separation by DuPont	—	247
Net transfers to DuPont	—	(2,857)
Cash (used for) provided by financing activities	(230)	695
Effect of exchange rate changes on cash and cash equivalents	28	(5)
Increase in cash and cash equivalents	591	215
Cash and cash equivalents at beginning of period	366	—
Cash and cash equivalents at end of period	$957	$215

Non-cash investing activities:
Change in property, plant and equipment included in accounts payable	$9	$(42)

The Chemours Company
Segment Financial and Operating Data (Unaudited)
(Dollars in millions)

Segment Net Sales	Three months ended			Three months ended	Sequential
	September 30,		Increase / (Decrease)	June 30,	Increase / (Decrease)
	2016	2015		2016
Titanium Technologies	$625	$616	$9	$596	$29
Fluoroproducts	591	575	16	573	18
Chemical Solutions	182	295	(113)	214	(32)
Net sales	$1,398	$1,486	$(88)	$1,383	$15

Segment Adjusted EBITDA	Three months ended			Three months ended	Sequential
	September 30,		Increase / (Decrease)	June 30,	Increase / (Decrease)
	2016	2015		2016
Titanium Technologies	$144	$80	$64	$111	$33
Fluoroproducts	143	91	52	105	38
Chemical Solutions	9	8	1	11	(2)
Corporate and Other	(28)	(10)	(18)	(40)	12
Total Adjusted EBITDA	$268	$169	$99	$187	$81

Adjusted EBITDA Margin	19%	11%		14%

Quarterly Change in Net Sales from September 30, 2015
	September 30, 2016 Net Sales	Percentage Change vs 2015	Percentage change due to:
			Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,398	(6)%	(1)%	—%	—%	(5)%

Titanium Technologies	$625	1%	1%	—%	—%	—%
Fluoroproducts	$591	3%	(2)%	5%	—%	—%
Chemical Solutions	$182	(38)%	(7)%	(5)%	—%	(26)%

Quarterly Change in Net Sales from June 30, 2016
	September 30, 2016 Net Sales	Percentage Change vs June 30, 2016	Percentage change due to:
			Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$1,398	1%	1%	3%	—%	(3)%

Titanium Technologies	$625	5%	3%	2%	—%	—%
Fluoroproducts	$591	3%	—%	3%	—%	—%
Chemical Solutions	$182	(15)%	(3)%	9%	—%	(21)%

The Chemours Company
Segment Financial and Operating Data (Unaudited)
(Dollars in millions)

Segment Net Sales	Nine months ended
	September 30,		Increase / (Decrease)
	2016	2015
Titanium Technologies	$1,742	$1,803	$(61)
Fluoroproducts	1,695	1,715	(20)
Chemical Solutions	641	839	(198)
Net sales	$4,078	$4,357	$(279)

Segment Adjusted EBITDA	Nine months ended
	September 30,		Increase / (Decrease)
	2016	2015
Titanium Technologies	$309	$264	$45
Fluoroproducts	333	220	113
Chemical Solutions	30	13	17
Corporate and Other	(89)	(56)	(33)
Total Adjusted EBITDA	$583	$441	$142

Adjusted EBITDA Margin	14%	10%

Year-to-date Change in Net Sales from September 30, 2015
	2016 Net Sales	Percentage Change vs 2015	Percentage change due to:
			Local Price	Volume	Currency Effect	Portfolio / Other
Total Company	$4,078	(6)%	(4)%	1%	(1)%	(2)%

Titanium Technologies	$1,742	(3)%	(6)%	3%	—%	—%
Fluoroproducts	$1,695	(1)%	—%	1%	(2)%	—%
Chemical Solutions	$641	(24)%	(8)%	(4)%	—%	(12)%

The Chemours Company
Reconciliations of Non-GAAP Information (Unaudited)

GAAP Net Income (Loss) to Adjusted Net Income and Adjusted EBITDA Tabular Reconciliations
(Dollars in millions)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2016	2015	2016	2016	2015
Net income (loss) attributable to Chemours	$204	$(29)	$(18)	$237	$(4)
Non-operating pension and other postretirement employee benefit (income) costs	(5)	(10)	(7)	(19)	5
Exchange losses (gains)	17	(44)	14	37	(47)
Restructuring charges	14	139	9	41	200
Asset related charges[1]	46	70	63	109	70
(Gain) loss on sale of assets or business	(169)	—	1	(258)	—
Transaction costs[2]	2	—	12	18	—
Legal and other charges[3]	5	—	13	24	—
(Benefit from) provision for income taxes relating to reconciling items[4]	(2)	(53)	(38)	(16)	(82)
Adjusted Net Income	112	73	49	173	142
Net income attributable to noncontrolling interests	—	—	—	—	—
Interest expense, net	51	51	50	157	79
Depreciation and amortization	73	70	73	212	201
All remaining provision for (benefit from) income taxes[4]	32	(25)	15	41	19
Adjusted EBITDA	$268	$169	$187	$583	$441

[1]
The three and nine months ended September 30, 2016 includes $46 million pre-tax asset impairment of our Pascagoula Aniline facility and other asset write-offs. The nine months ended September 30, 2016 also included $58 million pre-tax asset impairment in connection with the sale of the Sulfur business and other asset write-offs, which were recorded in the second quarter of 2016. The three and nine months ended September 30, 2015 includes $25 million of goodwill impairment and $45 asset impairment of the RMS facility. All of these charges are recorded in the Chemical Solutions segment.

[2]
Includes accounting, legal and bankers transaction fees incurred related to the Company's strategic initiatives, which includes pre-sale transaction costs incurred in connection with the sales of the C&D and Sulfur businesses.

[3]	Includes litigation settlements, water treatment accruals related to PFOA, and lease termination charges.

[4]
Total of provision for (benefit from) income taxes reconciles to the amount reported in the Interim Consolidated Statements of Operations for the three and nine months ended September 30, 2016 and 2015.

Adjusted Net Income diluted earnings per share is calculated using Adjusted Net Income divided by diluted weighted-average shares of common shares outstanding during each period, which includes unvested restricted shares. The table below shows a reconciliation of the numerator and denominator for basic and diluted earnings per share and adjusted earnings per share calculations for the periods indicated:

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2016	2015	2016	2016	2015
Numerator:
Net income	$204	$(29)	$(18)	$237	$(4)
Adjusted Net Income	$112	$73	$49	$173	$142
Denominator:
Weighted-average number of common shares outstanding - Basic	181,596,161	180,968,049	181,477,672	181,452,194	180,968,049
Dilutive effect of the company's employee compensation plans [5]	1,932,395	918,680	1,114,845	1,089,738	918,680
Weighted average number of common shares outstanding - Diluted	183,528,556	181,886,729	182,592,517	182,541,932	181,886,729

Earnings per share - basic	$1.12	$(0.16)	$(0.10)	$1.31	$(0.02)
Earnings per share - diluted[5]	$1.11	$(0.16)	$(0.10)	$1.30	$(0.02)
Adjusted earnings per share - basic	$0.62	$0.40	$0.27	$0.95	$0.78
Adjusted earnings per share - diluted[5]	$0.61	$0.40	$0.27	$0.95	$0.78

[5]
Diluted earnings (loss) per share is calculated using net income (loss) available to common shareholders divided by diluted weighted-average shares of common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an antidilutive effect.

The Chemours Company
Reconciliations of Non-GAAP Information (Unaudited)

Estimated Income Before Income Taxes and Estimated Adjusted EBITDA Tabular Reconciliations
(Dollars in millions)

	2016 Full Year Estimate
(Dollars in millions)	Low	High
Net income attributable to Chemours	$265	$290
Non-operating pension and other postretirement employee benefit (income) costs	(25)	(20)
Exchange losses[1]	37	37
Restructuring charges	50	45
Asset related charges[2]	109	109
Gain on sale of assets or business[2]	(258)	(258)
Transaction costs, legal and other charges[2]	42	42
Provision for income taxes relating to reconciling items[3]	(20)	(20)
Adjusted pre-tax income	200	225
Net income attributable to noncontrolling interests	—	—
Interest expense, net	210	210
Depreciation and amortization	280	280
All remaining provision for income taxes[3]	50	60
Adjusted EBITDA	$740	$775

[1]
The amount represents the year-to-date net exchange losses incurred in the nine months ended September 30, 2016. Full year actual results could differ from the current estimate. and therefore could also change our estimated income before income taxes. Forecasting the remeasurement impact of foreign currency exchange fluctuation is not practical without unreasonable effort.

[2]
At this time, we cannot estimate additional impairment, gain on sale, transaction costs and legal and other charges. Therefore, the amounts included are the same as the actual amounts reported in the nine months period ended September 30, 2016.

[3]	Provision for (benefit from) income taxes were estimated based upon current geographical mix of earnings. Actual provision for (benefit from) income tax could defer from current estimate.

GAAP Cash Flow to Free Cash Flow Tabular Reconciliations

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2016	2015	2016	2016	2015
Cash flow provided by (used for) operating activities	$199	$113	$90	$324	$(120)
Cash flow used for purchases of property, plant and equipment	(67)	(105)	(79)	(235)	(392)
Free cash flows [4]	$132	$8	$11	$89	$(512)

[4]
Cash flows from operating activities for the nine months ended September 30, 2016 include the DuPont prepayments outstanding balance of approximately $93 million. Excluding the DuPont prepayment, free cash flows for the nine months ended September 30, 2016 would have been negative $4 million.